Press Release
Exhibit 99.1
Company Contact:
Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 27507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES SECOND QUARTER
FINANCIAL RESULTS
    RED BANK, NEW JERSEY, July 24, 2025 - OceanFirst Financial Corp. (NASDAQ:OCFC) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $16.2 million, or $0.28 per diluted share, for the three months ended June 30, 2025, a decrease from $23.4 million, or $0.40 per diluted share, for the corresponding prior year period, and a decrease from $20.5 million, or $0.35 per diluted share, for the linked quarter. For the six months ended June 30, 2025, the Company reported net income available to common stockholders of $36.7 million, or $0.63 per diluted share, a decrease from $51.0 million, or $0.87 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,			For the Six Months Ended,
Performance Ratios (Annualized):	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Return on average assets	0.49%	0.62%	0.70%	0.56%	0.76%
Return on average stockholders’ equity	3.86	4.85	5.61	4.36	6.13
Return on average tangible stockholders’ equity (a)	5.66	7.05	8.10	6.36	8.86
Return on average tangible common equity (a)	5.66	7.40	8.51	6.36	9.30
Efficiency ratio	71.93	65.67	62.86	68.82	61.17
Net interest margin	2.91	2.90	2.71	2.91	2.76
(a) Return on average tangible stockholders’ equity and return on average tangible common equity (“ROTCE”) are non-GAAP (“generally accepted accounting principles”) financial measures. Refer to “Explanation of Non-GAAP Financial Measures,” “Selected Quarterly Financial Data” and “Non-GAAP Reconciliation” tables for reconciliation and additional information regarding non-GAAP financial measures.

Core earnings1 for the three and six months ended June 30, 2025 were $17.7 million and $38.0 million, respectively, or $0.31 and $0.66 per diluted share, a decrease from $22.7 million and $48.3 million, respectively, or $0.39 and $0.83 per diluted share, for the corresponding prior year periods, and a decrease from $20.3 million, or $0.35 per diluted share, for the linked quarter.
Core earnings PTPP1 for the three and six months ended June 30, 2025 was $26.4 million and $58.8 million, or $0.46 and $1.02 per diluted share, as compared to $32.7 million and $68.9 million, respectively, or $0.56 and $1.18 per diluted share, for the corresponding prior year periods, and $32.4 million, or $0.56 per diluted share, for the linked quarter. Selected performance metrics are as follows:

	For the Three Months Ended,			For the Six Months Ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
Core Ratios[1] (Annualized):	2025	2025	2024	2025	2024
Return on average assets	0.53%	0.62%	0.68%	0.58%	0.72%
Return on average tangible stockholders’ equity	6.17	7.00	7.86	6.59	8.38
Return on average tangible common equity	6.17	7.34	8.26	6.59	8.81
Efficiency ratio	72.28	65.81	63.47	69.06	62.24
Diluted earnings per share	$0.31	$0.35	$0.39	$0.66	$0.83
PTPP diluted earnings per share	0.46	0.56	0.56	1.02	1.18

Key developments for the recent quarter are described below:
•Loan Growth: Total loans increased $59.8 million, representing a 2% annualized growth rate, which included $131.7 million of commercial and industrial loan growth. The commercial loan pipeline reached a record high of $790.8 million, which increased 111% from $375.6 million in the linked quarter.
•Premier Banking: Launched in mid-April and is demonstrating strong progress with approximately 200 new relationships and $115.0 million in new deposits in the first few weeks of operation.
1 Core earnings and core earnings before income taxes and provision for credit losses (“PTPP” or “Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net (gain) loss on equity investments, net gain on sale of trust business, the opening provision for credit losses in connection with the acquisition of Spring Garden Capital Group, LLC (“Spring Garden”), the Federal Deposit Insurance Corporation (“FDIC”) special assessment and the income tax effect of these items, as well as loss on redemption of preferred stock (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and provision for credit losses (exclusive of the Spring Garden opening provision). Refer to “Explanation of Non-GAAP Financial Measures,” “Selected Quarterly Financial Data” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

•Capital: The Company repurchased 1,003,550 shares during the quarter and redeemed all of its preferred stock. Book value per share decreased $0.63 to $28.64 while tangible book value per share increased $0.18 to $19.34 as compared to the linked quarter.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased to present our current quarter results, which reflected loan and deposit growth, stable asset quality metrics, capital returns through share repurchases, and modest net interest income and margin expansion.” Mr. Maher added, “Looking ahead, we expect to continue to build on this momentum from our commercial banking teams with a record commercial loan pipeline and new deposit relationship opportunities.”
The Company’s Board of Directors declared its 114th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on August 15, 2025 to common stockholders of record on August 4, 2025.
Results of Operations
During the current quarter, the Company redeemed all of its preferred stock for an aggregate payment of $57.4 million, at a redemption price of $25.00 per share, which resulted in a net loss on redemption of $1.8 million. Additionally, the current quarter included professional fees of $1.6 million related to recruitment fees for the Company’s recent commercial banking hires and non-recurring benefits of $1.1 million in other income.
Net Interest Income and Margin
Three months ended June 30, 2025 vs. June 30, 2024
Net interest income increased to $87.6 million, from $82.3 million, primarily reflecting the net impact of the decreasing interest rate environment. Net interest margin increased to 2.91%, from 2.71%, which included the impact of purchase accounting accretion and prepayment fees of 0.04% for both periods. Net interest margin increased primarily due to the decrease in cost of funds outpacing the decrease in the yield on average interest-earning assets.

Average interest-earning assets decreased by $138.2 million primarily due to a decrease in securities and, to a lesser extent, commercial loans, partly offset by an increase in residential loans. The average yield for interest-earning assets decreased to 5.14%, from 5.25%.
The cost of average interest-bearing liabilities decreased to 2.77%, from 3.14%, primarily due to lower cost of deposits and, to a lesser extent, Federal Home Loan Bank (“FHLB”) advances. The total cost of deposits decreased 31 basis points to 2.06%, from 2.37%. Average interest-bearing liabilities decreased by $132.8 million, primarily due to decreases in other borrowings, partly offset by an increase in FHLB advances.
Six months ended June 30, 2025 vs. June 30, 2024
Net interest income increased to $174.3 million, from $168.5 million, reflecting the net impact of the decreasing interest rate environment. Net interest margin increased to 2.91%, from 2.76%, which included the impact of purchase accounting accretion and prepayment fees of 0.04% for both periods.
Average interest-earning assets decreased by $185.8 million, primarily driven by a decrease in securities and, to a lesser extent, loans. The average yield decreased to 5.14%, from 5.25%.
The cost of average interest-bearing liabilities decreased to 2.77%, from 3.09%. The total cost of deposits decreased to 2.06%, from 2.34%. Average interest-bearing liabilities decreased by $179.6 million, primarily due to decreases in total deposits and other borrowings, partly offset by an increase in FHLB advances.
Three months ended June 30, 2025 vs. March 31, 2025
Net interest income increased by $1.0 million, to $87.6 million from $86.7 million and net interest margin increased to 2.91%, from 2.90%, primarily reflecting the impact of purchase accounting and prepayment fees of 0.04% and 0.03%, respectively.
Average interest-earning assets decreased by $46.5 million, primarily due to a decrease in securities. The yield on average interest-earning assets increased to 5.14%, from 5.13%.

Average interest-bearing liabilities decreased by $36.1 million, primarily due to decreases in interest-bearing checking deposits and FHLB advances, partly offset by an increase in time deposits. The total cost of average interest-bearing liabilities decreased to 2.77%, from 2.78%, primarily due to lower cost of time deposits, partly offset by an increase in the cost of other borrowings. The total cost of deposits remained stable at 2.06% for both periods.
Provision for Credit Losses
    Provision for credit losses for the three and six months ended June 30, 2025 was $3.0 million and $8.4 million, respectively, as compared to $3.1 million and $3.7 million for the corresponding prior year periods, and $5.3 million for the linked quarter. The current quarter provision was primarily driven by net loan charge-offs of $2.2 million, a net reserve build due to mix-shift into commercial and industrial loans, and an increase in unfunded credit commitments.
Net loan charge-offs were $2.2 million and $2.9 million for the three and six months ended June 30, 2025, respectively, as compared to net loan charge-offs of $1.5 million and $1.8 million for the corresponding prior year periods and $636,000 for the linked quarter. The current and linked quarter includes charge-offs of $445,000 and $720,000 related to sales of non-performing residential and consumer loans of $2.2 million and $5.1 million, respectively. The current quarter includes $1.6 million of charge-offs related to two commercial relationships related to the Company’s recent acquisition. The prior year includes the impact of a $1.6 million charge-off on a single commercial real estate relationship.

Non-interest Income
Three months ended June 30, 2025 vs. June 30, 2024
Other income increased to $11.7 million, as compared to $11.0 million. Other income was favorably impacted by non-core operations related to net gains on equity investments of $488,000 in the current quarter, and $887,000 for the prior year quarter.
Excluding non-core operations, other income increased by $1.1 million. The primary drivers were increases related to net gain on sale of loans of $757,000 and non-recurring other income of $1.1 million, partly offset by a loss on other real estate operations of $260,000.
Six months ended June 30, 2025 vs. June 30, 2024
Other income decreased to $23.0 million, as compared to $23.3 million. Other income was favorably impacted by non-core operations of $693,000 related to net gains on equity investments in the current quarter. The prior year other income was favorably impacted by non-core operations of $4.0 million related to net gains on equity investments and sale of a portion of the Company’s trust business.
Excluding non-core operations, other income increased by $3.0 million. The primary drivers were increases related to net gain on sale of loans of $1.3 million, commercial loan swap income of $448,000 and non-recurring other income of $1.9 million in the current period, partly offset by a loss on other real estate operations of $276,000.
Three months ended June 30, 2025 vs. March 31, 2025
Other income in the linked quarter was $11.3 million and was favorably impacted by non-core operations of $205,000 related to net gains on equity investments. Excluding non-core operations, other income increased by $197,000. The primary driver was non-recurring other income of $1.1 million as noted above, partly offset by non-recurring other income of $842,000 in the prior quarter and a decrease in commercial loan swap income of $413,000.

Non-interest Expense
Three months ended June 30, 2025 vs. June 30, 2024
Operating expenses increased by $12.9 million to $71.5 million, as compared to $58.6 million. The primary driver was an increase in compensation and benefits of $7.1 million, mostly due to acquisitions at the end of the prior year, annual merit increases, and the additional commercial banking teams hired during the current quarter. Additional drivers were increases in professional fees of $2.2 million, primarily due to recruitment fees, other operating expenses of $1.9 million, mostly due to additional loan servicing expense, data processing expense of $790,000, partly due to acquisitions at the end of the prior year, and increased marketing spend of $366,000.
Six months ended June 30, 2025 vs. June 30, 2024
Operating expenses increased to $135.8 million, as compared to $117.3 million. Operating expenses were adversely impacted by non-core operations related to FDIC special assessment in the prior year of $418,000.
Excluding non-core operations, operating expenses increased by $18.9 million. The primary driver was an increase in compensation and benefits of $11.1 million, mostly due to acquisitions at the end of the prior year, annual merit increases, and the additional commercial banking team hires. Additional drivers were increases in other operating expenses of $2.9 million, mostly due to additional loan servicing expense, professional fees of $1.9 million, primarily due to the recruitment fees, data processing of $1.5 million, partly due to acquisitions at the end of the prior year, occupancy of $577,000, and marketing of $484,000.
Three months ended June 30, 2025 vs. March 31, 2025
Operating expenses increased by $7.2 million to $71.5 million, as compared to $64.3 million. The primary drivers were increases in compensation and benefits of $3.5 million due to additional banking team hires, partly offset by $1.3 million of normal incentive-related adjustments in the prior quarter, and professional fees of $1.9 million primarily due to recruitment of commercial bankers noted

above. Additionally, other operating expense increased by $1.4 million, partly related to higher title costs.
Income Tax Expense
The provision for income taxes was $5.8 million and $12.6 million for the three and six months ended June 30, 2025, as compared to $7.1 million and $17.7 million for the same prior year periods and $6.8 million for the linked quarter. The effective tax rate was 23.2% and 23.7% for the three and six months ended June 30, 2025, as compared to 22.5% and 25.0% for the same prior year periods and 24.1% for the linked quarter. The effective tax rate for the six months ended June 30, 2024 was negatively impacted by 1.6% due to a non-recurring write-off of a deferred tax asset of $1.2 million.
Financial Condition
June 30, 2025 vs. December 31, 2024
Total assets decreased by $93.4 million to $13.33 billion, from $13.42 billion, primarily due to decreases in total debt securities. Debt securities available-for-sale decreased by $91.9 million to $735.6 million, from $827.5 million, primarily due to principal reductions, maturities and calls. Debt securities held-to-maturity decreased by $76.9 million to $969.0 million, from $1.05 billion, primarily due to principal repayments. Total loans increased by $67.0 million to $10.19 billion, from $10.12 billion, while the loan pipeline increased by $648.1 million to $954.8 million, from $306.7 million, primarily due to an increase in commercial loans of $593.3 million. Other assets decreased by $33.4 million to $152.3 million, from $185.7 million, primarily due to a decrease in market values associated with customer interest rate swap programs.
Total liabilities decreased by $34.3 million to $11.68 billion, from $11.72 billion primarily related to a funding mix-shift. Deposits increased by $166.1 million to $10.23 billion, from $10.07 billion, primarily due to an increase in time deposits. Time deposits increased to $2.30 billion, from $2.08 billion, representing 22.5% and 20.7% of total deposits, respectively. Time deposits included an increase in brokered time deposits of $448.1 million, partly offset by a decrease in retail time deposits of $229.4 million. The loan-to-deposit ratio was 99.5%, as compared to 100.5%. FHLB advances decreased by $133.9 million to $938.7 million, from $1.07 billion partly driven by a shift to slightly favorably priced brokered deposits.
Other liabilities decreased by $63.6 million to $234.8 million, from $298.4 million, primarily due to a decrease in the market values of derivatives associated with customer interest rate swaps and related collateral received from counterparties.
Capital levels remain strong and in excess of “well-capitalized” regulatory levels at June 30, 2025, including the Company’s estimated common equity tier one capital ratio which declined to 11.0%, driven primarily by stock repurchases and increased lending commitments.
    Total stockholders’ equity decreased to $1.64 billion, as compared to $1.70 billion, primarily due to the redemption of preferred stock for $55.5 million and capital returns comprised of dividends and share repurchases, partially offset by net income. Additionally, accumulated other comprehensive loss decreased by $4.4 million primarily due to increases in the fair market value of available-for-sale debt securities, net of tax.
During the six months ended June 30, 2025, the Company repurchased 1,401,945 shares totaling $24.3 million representing a weighted average cost of $17.17. As of June 30, 2025, the Company had 226,284 shares available for repurchase under the authorized repurchase program. On July 16, 2025, the Company announced its Board of Directors authorized a 2025 Stock Repurchase Program to repurchase up to an additional 3.0 million shares.
The Company’s tangible common equity2 decreased by $1.7 million to $1.11 billion. The Company’s stockholders’ equity to assets ratio was 12.33% at June 30, 2025, and tangible common equity to tangible assets ratio increased by 5 basis points during the year to 8.67%, primarily due to the drivers described above.
2 Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures and exclude the impact of intangible assets, goodwill, and preferred equity from both stockholders’ equity and total assets. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Book value per common share decreased to $28.64, as compared to $29.08. Tangible book value per common share2 increased to $19.34, as compared to $18.98.

Asset Quality
June 30, 2025 vs. December 31, 2024
The Company’s non-performing loans decreased to $33.5 million, from $35.5 million, and represented 0.33% and 0.35% of total loans, respectively. The allowance for loan credit losses as a percentage of total non-performing loans was 236.54%, as compared to 207.19%. The level of 30 to 89 days delinquent loans decreased to $14.7 million, from $36.6 million, primarily related to residential loans. Criticized and classified loans and other real estate owned decreased to $153.3 million, from $159.9 million. The Company’s allowance for loan credit losses was 0.78% of total loans, as compared to 0.73%. Refer to “Provision for Credit Losses” section for further discussion.
The Company’s asset quality, excluding purchased with credit deterioration (“PCD”) loans, was as follows. Non-performing loans decreased to $26.7 million, from $27.6 million. The allowance for loan credit losses as a percentage of total non-performing loans was 296.75%, as compared to 266.73%. The level of 30 to 89 days delinquent loans, excluding non-performing loans, decreased to $12.2 million, from $33.6 million.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and provision for credit losses, and reporting equity and asset amounts excluding intangible assets, goodwill or preferred stock, all of which can vary from period to period, provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, July 25, 2025 at 11:00 a.m. Eastern Time. The direct dial number for the call is (833) 470-1428, using the access code 170810. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (866) 813-9403, from one hour after the end of the call until August 1, 2025. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $13.3 billion regional bank providing financial services throughout New Jersey and in the major metropolitan areas between Massachusetts and Virginia. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “will”, “should”, “may”, “view”, “opportunity”, “potential”, or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, including potential recessionary conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the imposition of tariffs or other domestic or international governmental policies, and retaliatory responses, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio, and the percentage of uninsured deposits in the portfolio, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, changes in investor sentiment and consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the impact of pandemics on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2025	2025	2024	2024
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$170,599	$163,721	$123,615	$181,198
Debt securities available-for-sale, at estimated fair value	735,561	746,168	827,500	721,484
Debt securities held-to-maturity, net of allowance for securities credit losses of $809 at June 30, 2025, $898 at March 31, 2025, $967 at December 31, 2024 and $958 at June 30, 2024 (estimated fair value of $896,090 at June 30, 2025, $926,075 at March 31, 2025, $952,917 at December 31, 2024 and $1,003,850 at June 30, 2024)	968,969	1,005,476	1,045,875	1,105,843
Equity investments	87,808	87,365	84,104	104,132
Restricted equity investments, at cost	106,538	102,172	108,634	92,679
Loans receivable, net of allowance for loan credit losses of $79,266 at June 30, 2025, $78,798 at March 31, 2025, $73,607 at December 31, 2024 and $68,839 at June 30, 2024	10,119,781	10,058,072	10,055,429	9,961,117
Loans held-for-sale	15,744	9,698	21,211	2,062
Interest and dividends receivable	44,032	44,843	45,914	50,976
Other real estate owned	7,680	1,917	1,811	—
Premises and equipment, net	113,474	114,588	115,256	117,392
Bank owned life insurance	271,184	269,398	270,208	267,867
Assets held-for-sale	—	—	—	28
Goodwill	523,308	523,308	523,308	506,146
Intangibles	10,834	11,740	12,680	7,859
Other assets	152,335	170,812	185,702	202,972
Total assets	$13,327,847	$13,309,278	$13,421,247	$13,321,755
Liabilities and Stockholders’ Equity
Deposits	$10,232,442	$10,177,023	$10,066,342	$9,994,017
Federal Home Loan Bank advances	938,687	891,021	1,072,611	789,337
Securities sold under agreements to repurchase with customers	61,490	65,132	60,567	80,000
Other borrowings	198,019	197,808	197,546	424,490
Advances by borrowers for taxes and insurance	18,759	28,789	23,031	25,168
Other liabilities	234,770	240,388	298,393	332,074
Total liabilities	11,684,167	11,600,161	11,718,490	11,645,086
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	1,642,846	1,708,322	1,701,650	1,675,885
Non-controlling interest	834	795	1,107	784
Total stockholders’ equity	1,643,680	1,709,117	1,702,757	1,676,669
Total liabilities and stockholders’ equity	$13,327,847	$13,309,278	$13,421,247	$13,321,755

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Six Months Ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
	|---------------------- (Unaudited) ----------------------|			|---------- (Unaudited) -----------|
Interest income:
Loans	$135,478	$133,019	$136,049	$268,497	$273,170
Debt securities	15,950	17,270	19,039	33,220	38,900
Equity investments and other	3,397	3,414	4,338	6,811	8,958
Total interest income	154,825	153,703	159,426	308,528	321,028
Interest expense:
Deposits	52,273	51,046	60,071	103,319	119,926
Borrowed funds	14,916	16,005	17,092	30,921	32,615
Total interest expense	67,189	67,051	77,163	134,240	152,541
Net interest income	87,636	86,652	82,263	174,288	168,487
Provision for credit losses	3,039	5,340	3,114	8,379	3,705
Net interest income after provision for credit losses	84,597	81,312	79,149	165,909	164,782
Other income (loss):
Bankcard services revenue	1,619	1,463	1,571	3,082	2,987
Trust and asset management revenue	374	406	419	780	945
Fees and service charges	4,969	4,712	5,015	9,681	9,488
Net gain on sales of loans	1,177	858	420	2,035	777
Net gain on equity investments	488	205	887	693	2,810
Net loss from other real estate operations	(260)	(16)	—	(276)	—
Income from bank owned life insurance	1,786	1,852	1,726	3,638	3,588
Commercial loan swap income	207	620	241	827	379
Other	1,373	1,153	706	2,526	2,297
Total other income	11,733	11,253	10,985	22,986	23,271
Operating expenses:
Compensation and employee benefits	40,242	36,740	33,136	76,982	65,895
Occupancy	5,454	5,497	5,175	10,951	10,374
Equipment	869	921	1,068	1,790	2,198
Marketing	1,541	1,108	1,175	2,649	2,165
Federal deposit insurance and regulatory assessments	2,898	2,983	2,685	5,881	5,820
Data processing	6,808	6,647	6,018	13,455	11,974
Check card processing	1,156	1,170	1,075	2,326	2,125
Professional fees	4,336	2,425	2,161	6,761	4,893
Amortization of intangibles	906	940	810	1,846	1,654
Other operating expenses	7,264	5,863	5,317	13,127	10,194
Total operating expenses	71,474	64,294	58,620	135,768	117,292
Income before provision for income taxes	24,856	28,271	31,514	53,127	70,761
Provision for income taxes	5,771	6,808	7,082	12,579	17,719
Net income	19,085	21,463	24,432	40,548	53,042
Net income (loss) attributable to non-controlling interest	39	(46)	59	(7)	2
Net income attributable to OceanFirst Financial Corp.	19,046	21,509	24,373	40,555	53,040
Dividends on preferred shares	1,004	1,004	1,004	2,008	2,008
Loss on redemption of preferred stock	1,842	—	—	1,842	—
Net income available to common stockholders	$16,200	$20,505	$23,369	$36,705	$51,032
Basic earnings per share	$0.28	$0.35	$0.40	$0.63	$0.87
Diluted earnings per share	$0.28	$0.35	$0.40	$0.63	$0.87
Average basic shares outstanding	57,738	58,102	58,356	57,889	58,489
Average diluted shares outstanding	57,740	58,111	58,357	57,891	58,490

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		June 30,	March 31,	December 31,	September 30,	June 30,
		2025	2025	2024	2024	2024
Commercial:
Commercial real estate - investor		$5,068,125	$5,200,137	$5,287,683	$5,273,159	$5,324,994
Commercial and industrial:
Commercial and industrial - real estate		914,406	896,647	902,219	841,930	857,710
Commercial and industrial - non-real estate		862,504	748,575	647,945	660,879	616,400
Total commercial and industrial		1,776,910	1,645,222	1,550,164	1,502,809	1,474,110
Total commercial		6,845,035	6,845,359	6,837,847	6,775,968	6,799,104
Consumer:
Residential real estate		3,119,232	3,053,318	3,049,763	3,003,213	2,977,698
Home equity loans and lines and other consumer ("other consumer")		220,820	226,633	230,462	242,975	242,526
Total consumer		3,340,052	3,279,951	3,280,225	3,246,188	3,220,224
Total loans		10,185,087	10,125,310	10,118,072	10,022,156	10,019,328
Deferred origination costs (fees), net		13,960	11,560	10,964	10,508	10,628
Allowance for loan credit losses		(79,266)	(78,798)	(73,607)	(69,066)	(68,839)
Loans receivable, net		$10,119,781	$10,058,072	$10,055,429	$9,963,598	$9,961,117
Mortgage loans serviced for others		$288,211	$222,963	$191,279	$142,394	$104,136
	At June 30, 2025 Average Yield
Loan pipeline (1):
Commercial	6.98%	$790,768	$375,622	$197,491	$199,818	$166,206
Residential real estate	6.51	146,921	116,121	97,385	137,978	80,330
Other consumer	8.51	17,110	12,681	11,783	13,788	12,586
Total	6.94%	$954,799	$504,424	$306,659	$351,584	$259,122

	For the Three Months Ended
	June 30,		March 31,	December 31,	September 30,	June 30,
	2025		2025	2024	2024	2024
	Average Yield
Loan originations:
Commercial (2)	7.14%	$425,877	$233,968	$268,613	$245,886	$56,053
Residential real estate	6.37	274,314	167,162	235,370	169,273	121,388
Other consumer	8.52	15,813	15,825	11,204	15,760	16,970
Total	6.88%	$716,004	$416,955	$515,187	$430,919	$194,411
Loans sold (3)		$142,431	$104,991	$127,508	$65,296	$45,045
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes commercial loan pool purchases of $24.3 million and $76.1 million for the three months ended March 31, 2025 and December 31, 2024, respectively.
(3)Excludes sale of non-performing residential and consumer loans of $2.2 million and $5.1 million for the three months ended June 30, 2025 and March 31, 2025, respectively.

DEPOSITS	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Type of Account
Non-interest-bearing	$1,686,627	$1,660,738	$1,617,182	$1,638,447	$1,632,521
Interest-bearing checking	3,845,602	4,006,653	4,000,553	3,896,348	3,667,837
Money market	1,377,999	1,337,570	1,301,197	1,288,555	1,210,312
Savings	1,022,918	1,052,504	1,066,438	1,071,946	1,115,688
Time deposits (1)	2,299,296	2,119,558	2,080,972	2,220,871	2,367,659
Total deposits	$10,232,442	$10,177,023	$10,066,342	$10,116,167	$9,994,017
(1)Includes brokered time deposits of $522.8 million, $370.5 million, $74.7 million, $201.0 million, and $401.6 million at June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024, respectively.

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY (1)	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Non-performing loans:
Commercial real estate - investor	$20,457	$23,595	$17,000	$12,478	$19,761
Commercial and industrial:
Commercial and industrial - real estate	4,499	4,690	4,787	4,368	4,081
Commercial and industrial - non-real estate	311	22	32	122	434
Total commercial and industrial	4,810	4,712	4,819	4,490	4,515
Residential real estate	5,318	5,709	10,644	9,108	7,213
Other consumer	2,926	2,954	3,064	2,063	1,933
Total non-performing loans (1)	$33,511	$36,970	$35,527	$28,139	$33,422
Other real estate owned	7,680	1,917	1,811	—	—
Total non-performing assets	$41,191	$38,887	$37,338	$28,139	$33,422
Delinquent loans 30 to 89 days	$14,740	$46,246	$36,550	$15,458	$9,655
Modifications to borrowers experiencing financial difficulty (2)
Non-performing (included in total non-performing loans above)	$8,129	$8,307	$3,232	$3,043	$3,210
Performing	31,986	27,592	27,631	20,652	20,529
Total modifications to borrowers experiencing financial difficulty (2)	$40,115	$35,899	$30,863	$23,695	$23,739
Allowance for loan credit losses	$79,266	$78,798	$73,607	$69,066	$68,839
Allowance for loan credit losses as a percent of total loans receivable (3)	0.78%	0.78%	0.73%	0.69%	0.69%
Allowance for loan credit losses as a percent of total non-performing loans (3)	236.54	213.14	207.19	245.45	205.97
Non-performing loans as a percent of total loans receivable	0.33	0.37	0.35	0.28	0.33
Non-performing assets as a percent of total assets	0.31	0.29	0.28	0.21	0.25
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses	$20,934	$21,737	$22,006	$15,323	$16,058
Non-performing PCD loans	6,800	7,724	7,931	2,887	2,841
Delinquent PCD and non-performing loans 30 to 89 days	2,590	10,489	2,997	1,279	1,188
PCD modifications to borrowers experiencing financial difficulty (2)	20	22	23	24	26
Asset quality, excluding PCD loans
Non-performing loans (1)	26,711	29,246	27,596	25,252	30,581
Non-performing assets	34,391	31,163	29,407	25,252	30,581
Delinquent loans 30 to 89 days (excludes non-performing loans)	12,150	35,757	33,553	14,179	8,467
Modifications to borrowers experiencing financial difficulty (2)	40,095	35,877	30,840	23,671	23,713
Allowance for loan credit losses as a percent of total non-performing loans (3)	296.75%	269.43%	266.73%	273.51%	225.10%
Non-performing loans as a percent of total loans receivable	0.26	0.29	0.27	0.25	0.31
Non-performing assets as a percent of total assets	0.26	0.23	0.22	0.19	0.23
(1)The quarters ended June 30, 2025 and March 31, 2025 included the sale of non-performing residential and consumer loans of $2.2 million and $5.1 million, respectively, and the quarter ended September 30, 2024 included the resolution of a single commercial relationship exposure of $7.2 million.
(2)Balances represent only modifications to borrowers experiencing financial difficulty, in accordance with ASU 2022-02 adopted on January 1, 2023.
(3)Loans acquired from acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $5.0 million, $5.6 million, $6.0 million, $5.7 million and $6.1 million at June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024, respectively.

(continued)

NET LOAN (CHARGE-OFFS) RECOVERIES	For the Three Months Ended
	June 30,		March 31,	December 31,	September 30,	June 30,
	2025		2025	2024	2024	2024
Net loan (charge-offs) recoveries:
Loan charge-offs	$(2,415)		$(798)	$(55)	$(124)	$(1,600)
Recoveries on loans	197		162	213	212	148
Net loan (charge-offs) recoveries	$(2,218)		$(636)	$158	$88	$(1,452)
Net loan (charge-offs) recoveries to average total loans (annualized)	0.09%		0.03%	NM*	NM*	0.06%
Net loan (charge-offs) recoveries detail:
Commercial (1)	$(1,666)	(3)	$25	$92	$129	$(1,576)
Residential real estate (2)	(348)		(720)	(17)	(6)	87
Other consumer (2)	(204)		59	83	(35)	37
Net loan (charge-offs) recoveries	$(2,218)		$(636)	$158	$88	$(1,452)
(1)The three months ended June 30, 2025 and June 30, 2024 included charge-offs related to two commercial relationships of $1.6 million and a single commercial real estate relationship of $1.6 million, respectively.
(2)The three months ended June 30, 2025 and March 31, 2025 included charge-offs of $445,000 and $720,000, respectively, related to the sale of non-performing residential and consumer loans.
* Not meaningful as amounts are net loan recoveries.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$111,631	$1,090	3.92%	$95,439	$983	4.18%	$132,574	$1,770	5.37%
Securities (2)	1,917,114	18,257	3.82	2,003,206	19,701	3.99	2,058,711	21,607	4.22
Loans receivable, net (3)
Commercial	6,786,611	100,004	5.91	6,781,005	98,260	5.88	6,845,988	102,620	6.03
Residential real estate	3,091,227	31,861	4.12	3,065,679	31,270	4.08	2,978,749	29,072	3.90
Other consumer	225,311	3,613	6.43	228,553	3,489	6.19	246,024	4,357	7.12
Allowance for loan credit losses, net of deferred loan costs and fees	(66,364)	—	—	(61,854)	—	—	(58,270)	—	—
Loans receivable, net	10,036,785	135,478	5.41	10,013,383	133,019	5.37	10,012,491	136,049	5.46
Total interest-earning assets	12,065,530	154,825	5.14	12,112,028	153,703	5.13	12,203,776	159,426	5.25
Non-interest-earning assets	1,182,543			1,199,865			1,237,442
Total assets	$13,248,073			$13,311,893			$13,441,218
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,990,602	20,605	2.07%	$4,135,952	21,433	2.10%	$3,862,060	21,043	2.19%
Money market	1,342,194	9,718	2.90	1,322,003	9,353	2.87	1,183,429	10,482	3.56
Savings	1,029,490	1,680	0.65	1,058,015	1,785	0.68	1,164,203	2,604	0.90
Time deposits	2,175,564	20,270	3.74	1,916,109	18,475	3.91	2,337,458	25,942	4.46
Total	8,537,850	52,273	2.46	8,432,079	51,046	2.46	8,547,150	60,071	2.83
FHLB Advances	880,746	9,933	4.52	996,293	11,359	4.62	711,801	8,746	4.94
Securities sold under agreements to repurchase	60,477	419	2.78	64,314	428	2.70	72,305	478	2.66
Other borrowings	260,655	4,564	7.02	283,150	4,218	6.04	541,266	7,868	5.85
Total borrowings	1,201,878	14,916	4.98	1,343,757	16,005	4.83	1,325,372	17,092	5.19
Total interest-bearing liabilities	9,739,728	67,189	2.77	9,775,836	67,051	2.78	9,872,522	77,163	3.14
Non-interest-bearing deposits	1,639,045			1,597,972			1,626,165
Non-interest-bearing liabilities	186,653			222,951			268,078
Total liabilities	11,565,426			11,596,759			11,766,765
Stockholders’ equity	1,682,647			1,715,134			1,674,453
Total liabilities and stockholders’ equity	$13,248,073			$13,311,893			$13,441,218
Net interest income		$87,636			$86,652			$82,263
Net interest rate spread (4)			2.37%			2.35%			2.11%
Net interest margin (5)			2.91%			2.90%			2.71%
Total cost of deposits (including non-interest-bearing deposits)			2.06%			2.06%			2.37%

(continued)

	For the Six Months Ended June 30,
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$106,230	$2,073	3.94%	$147,883	$3,995	5.43%
Securities (2)	1,959,922	37,958	3.91	2,078,566	43,863	4.24
Loans receivable, net (3)
Commercial	6,783,823	198,265	5.89	6,885,518	207,041	6.05
Residential real estate	3,078,524	63,131	4.10	2,976,608	57,668	3.87
Other consumer	226,923	7,101	6.31	247,210	8,461	6.88
Allowance for loan credit losses, net of deferred loan costs and fees	(64,121)	—	—	(58,705)	—	—
Loans receivable, net	10,025,149	268,497	5.39	10,050,631	273,170	5.46
Total interest-earning assets	12,091,301	308,528	5.14	12,277,080	321,028	5.25
Non-interest-earning assets	1,188,506			1,221,889
Total assets	$13,279,807			$13,498,969
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$4,062,502	42,039	2.09%	$3,894,013	41,838	2.16%
Money market	1,332,154	19,070	2.89	1,137,716	19,653	3.47
Savings	1,043,674	3,465	0.67	1,259,960	7,066	1.13
Time deposits	2,046,927	38,745	3.82	2,375,760	51,369	4.35
Total	8,485,257	103,319	2.46	8,667,449	119,926	2.78
FHLB Advances	938,200	21,293	4.58	678,309	16,517	4.90
Securities sold under agreements to repurchase	62,385	846	2.73	70,403	889	2.54
Other borrowings	271,840	8,782	6.51	521,084	15,209	5.87
Total borrowings	1,272,425	30,921	4.90	1,269,796	32,615	5.17
Total interest-bearing liabilities	9,757,682	134,240	2.77	9,937,245	152,541	3.09
Non-interest-bearing deposits	1,618,622			1,630,374
Non-interest-bearing liabilities	204,702			257,603
Total liabilities	11,581,006			11,825,222
Stockholders’ equity	1,698,801			1,673,747
Total liabilities and stockholders’ equity	$13,279,807			$13,498,969
Net interest income		$174,288			$168,487
Net interest rate spread (4)			2.37%			2.16%
Net interest margin (5)			2.91%			2.76%
Total cost of deposits (including non-interest-bearing deposits)			2.06%			2.34%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held-for-sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Selected Financial Condition Data:
Total assets	$13,327,847	$13,309,278	$13,421,247	$13,488,483	$13,321,755
Debt securities available-for-sale, at estimated fair value	735,561	746,168	827,500	911,753	721,484
Debt securities held-to-maturity, net of allowance for securities credit losses	968,969	1,005,476	1,045,875	1,075,131	1,105,843
Equity investments	87,808	87,365	84,104	95,688	104,132
Restricted equity investments, at cost	106,538	102,172	108,634	98,545	92,679
Loans receivable, net of allowance for loan credit losses	10,119,781	10,058,072	10,055,429	9,963,598	9,961,117
Deposits	10,232,442	10,177,023	10,066,342	10,116,167	9,994,017
Federal Home Loan Bank advances	938,687	891,021	1,072,611	891,860	789,337
Securities sold under agreements to repurchase from customers and other borrowings	259,509	262,940	258,113	501,090	504,490
Total stockholders’ equity	1,643,680	1,709,117	1,702,757	1,694,508	1,676,669

	For the Three Months Ended,
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Selected Operating Data:
Interest income	$154,825	$153,703	$159,620	$161,525	$159,426
Interest expense	67,189	67,051	76,291	79,306	77,163
Net interest income	87,636	86,652	83,329	82,219	82,263
Provision for credit losses (excluding Spring Garden)	3,039	5,340	2,041	517	3,114
Spring Garden opening provision for credit losses	—	—	1,426	—	—
Net interest income after provision for credit losses	84,597	81,312	79,862	81,702	79,149
Other income (excluding equity investments and sale of trust)	11,245	11,048	12,237	11,826	10,098
Net gain (loss) on equity investments	488	205	(5)	1,420	887
Net gain on sale of trust business	—	—	—	1,438	—
Operating expenses (excluding merger related expenses)	71,474	64,294	64,739	62,067	58,620
Merger related expenses	—	—	110	1,669	—
Income before provision for income taxes	24,856	28,271	27,245	32,650	31,514
Provision for income taxes	5,771	6,808	5,083	7,464	7,082
Net income	19,085	21,463	22,162	25,186	24,432
Net income (loss) attributable to non-controlling interest	39	(46)	253	70	59
Net income attributable to OceanFirst Financial Corp.	$19,046	$21,509	$21,909	$25,116	$24,373
Net income available to common stockholders	$16,200	$20,505	$20,905	$24,112	$23,369
Diluted earnings per share	$0.28	$0.35	$0.36	$0.42	$0.40
Net accretion/amortization of purchase accounting adjustments included in net interest income	$420	$219	$20	$741	$1,086

(continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Selected Financial Ratios and Other Data(1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	0.49%	0.62%	0.61%	0.71%	0.70%
Return on average tangible assets (3) (4)	0.51	0.65	0.64	0.74	0.73
Return on average stockholders’ equity (3)	3.86	4.85	4.88	5.68	5.61
Return on average tangible stockholders’ equity (3) (4)	5.66	7.05	7.12	8.16	8.10
Return on average tangible common equity (3) (4)	5.66	7.40	7.47	8.57	8.51
Stockholders’ equity to total assets	12.33	12.84	12.69	12.56	12.59
Tangible stockholders’ equity to tangible assets (4)	8.67	9.19	9.06	9.10	9.08
Tangible common equity to tangible assets (4)	8.67	8.76	8.62	8.68	8.64
Net interest rate spread	2.37	2.35	2.11	2.06	2.11
Net interest margin	2.91	2.90	2.69	2.67	2.71
Operating expenses to average assets	2.16	1.96	1.90	1.89	1.75
Efficiency ratio (5)	71.93	65.67	67.86	65.77	62.86
Loan-to-deposit ratio	99.50	99.50	100.50	99.10	100.30

	For the Six Months Ended June 30,
	2025	2024
Performance Ratios (Annualized):
Return on average assets (3)	0.56%	0.76%
Return on average tangible assets (3) (4)	0.58	0.79
Return on average stockholders’ equity (3)	4.36	6.13
Return on average tangible stockholders’ equity (3) (4)	6.36	8.86
Return on average tangible common equity (3) (4)	6.36	9.30
Net interest rate spread	2.37	2.16
Net interest margin	2.91	2.76
Operating expenses to average assets	2.06	1.75
Efficiency ratio (5)	68.82	61.17

(continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$141,921	$149,106	$147,956	$152,797	$150,519
Nest Egg AUA/M	462,664	453,803	431,434	430,413	403,647
Total AUA/M	604,585	602,909	579,390	583,210	554,166
Per Share Data:
Cash dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share at end of period	28.64	29.27	29.08	29.02	28.67
Tangible book value per common share at end of period (4)	19.34	19.16	18.98	19.28	18.93
Common shares outstanding at end of period	57,383,975	58,383,525	58,554,871	58,397,094	58,481,418
Preferred shares outstanding at end of period	—	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	40	39	39	39	39
Quarterly Average Balances
Total securities	$1,917,114	$2,003,206	$2,116,911	$2,063,633	$2,058,711
Loans receivable, net	10,036,785	10,013,383	10,018,742	9,958,794	10,012,491
Total interest-earning assets	12,065,530	12,112,028	12,331,483	12,232,672	12,203,776
Total goodwill and intangibles	534,734	535,657	534,942	513,731	514,535
Total assets	13,248,073	13,311,893	13,545,052	13,438,696	13,441,218
Time deposits	2,175,564	1,916,109	2,212,750	2,339,370	2,337,458
Total deposits (including non-interest-bearing deposits)	10,176,895	10,030,051	10,286,489	10,175,856	10,173,315
Total borrowings	1,201,878	1,343,757	1,328,016	1,333,245	1,325,372
Total interest-bearing liabilities	9,739,728	9,775,836	9,987,129	9,874,358	9,872,522
Non-interest bearing deposits	1,639,045	1,597,972	1,627,376	1,634,743	1,626,165
Stockholders' equity	1,682,647	1,715,134	1,703,326	1,689,035	1,674,453
Tangible stockholders’ equity (4)	1,147,913	1,179,477	1,168,384	1,175,304	1,159,918

Quarterly Yields and Costs
Total securities	3.82%	3.99%	4.09%	4.23%	4.22%
Loans receivable, net	5.41	5.37	5.38	5.46	5.46
Total interest-earning assets	5.14	5.13	5.15	5.26	5.25
Time deposits	3.74	3.91	4.34	4.58	4.46
Total cost of deposits (including non-interest-bearing deposits)	2.06	2.06	2.32	2.44	2.37
Total borrowed funds	4.98	4.83	4.91	5.07	5.19
Total interest-bearing liabilities	2.77	2.78	3.04	3.20	3.14
Net interest spread	2.37	2.35	2.11	2.06	2.11
Net interest margin	2.91	2.90	2.69	2.67	2.71
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4)    Tangible stockholders’ equity and tangible assets exclude goodwill and other intangibles. Tangible common equity (also referred to as “tangible book value”) excludes goodwill, intangibles and preferred equity. Refer to “Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Core Earnings:
Net income available to common stockholders (GAAP)	$16,200	$20,505	$20,905	$24,112	$23,369
Adjustments to exclude the impact of non-recurring and non-core items:
Spring Garden opening provision for credit losses	—	—	1,426	—	—
Net (gain) loss on equity investments	(488)	(205)	5	(1,420)	(887)
Net gain on sale of trust business	—	—	—	(1,438)	—
Merger related expenses	—	—	110	1,669	—
Income tax expense (benefit) on items	115	49	(388)	270	188
Loss on redemption of preferred stock	1,842	—	—	—	—
Core earnings (Non-GAAP)	$17,669	$20,349	$22,058	$23,193	$22,670
Income tax expense	$5,771	$6,808	$5,083	$7,464	$7,082
Provision for credit losses	3,039	5,340	3,467	517	3,114
Less: non-core provision for credit losses	—	—	1,426	—	—
Less: income tax expense (benefit) on non-core items	115	49	(388)	270	188
Core earnings PTPP (Non-GAAP)	$26,364	$32,448	$29,570	$30,904	$32,678
Core earnings diluted earnings per share	$0.31	$0.35	$0.38	$0.39	$0.39
Core earnings PTPP diluted earnings per share	$0.46	$0.56	$0.51	$0.53	$0.56

Core Ratios (Annualized):
Return on average assets	0.53%	0.62%	0.65%	0.69%	0.68%
Return on average tangible stockholders’ equity	6.17	7.00	7.51	7.85	7.86
Return on average tangible common equity	6.17	7.34	7.89	8.24	8.26
Efficiency ratio	72.28	65.81	67.74	66.00	63.47

(continued)

	For the Six Months Ended June 30,
	2025	2024
Core Earnings:
Net income available to common stockholders (GAAP)	$36,705	$51,032
Adjustments to exclude the impact of non-recurring and non-core items:
Net gain on equity investments(1)	(693)	(2,810)
Net gain on sale of trust business	—	(1,162)
FDIC special assessment	—	418
Income tax expense on items	164	830
Loss on redemption of preferred stock	1,842	—
Core earnings (Non-GAAP)	$38,018	$48,308
Income tax expense	$12,579	$17,719
Provision for credit losses	8,379	3,705
Less: income tax expense on non-core items	164	830
Core earnings PTPP (Non-GAAP)	$58,812	$68,902
Core diluted earnings per share	$0.66	$0.83
Core earnings PTPP diluted earnings per share	$1.02	$1.18

Core Ratios (Annualized):
Return on average assets	0.58%	0.72%
Return on average tangible stockholders’ equity	6.59	8.38
Return on average tangible common equity	6.59	8.81
Efficiency ratio	69.06	62.24

(continued)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Tangible Equity:
Total stockholders' equity	$1,643,680	$1,709,117	$1,702,757	$1,694,508	$1,676,669
Less:
Goodwill	523,308	523,308	523,308	506,146	506,146
Intangibles	10,834	11,740	12,680	7,056	7,859
Tangible stockholders' equity	1,109,538	1,174,069	1,166,769	1,181,306	1,162,664
Less:
Preferred stock	—	55,527	55,527	55,527	55,527
Tangible common equity	$1,109,538	$1,118,542	$1,111,242	$1,125,779	$1,107,137

Tangible Assets:
Total assets	$13,327,847	$13,309,278	$13,421,247	$13,488,483	$13,321,755
Less:
Goodwill	523,308	523,308	523,308	506,146	506,146
Intangibles	10,834	11,740	12,680	7,056	7,859
Tangible assets	$12,793,705	$12,774,230	$12,885,259	$12,975,281	$12,807,750

Tangible stockholders' equity to tangible assets	8.67%	9.19%	9.06%	9.10%	9.08%
Tangible common equity to tangible assets	8.67%	8.76%	8.62%	8.68%	8.64%